As filed with the Commission on January 30, 2008                                          File No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SONA RESOURCES, INC.
                         (Name of small business issuer in its charter)

Nevada	1099	“Applied For”
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employee Identification No.)

2/41 Timurty OM Housing Society, Sion Chunnabhatti, Mumbai, India, 400022 Telephone: 91 9820600 700 (Address and telephone number of principal executive offices)

2/41 Timurty OM Housing Society, Sion Chunnabhatti, Mumbai, India, 400022 (Address of principal place of business or intended place of business)

Action Stock Transfer Corp., 7069 Highland Drive, Suite 300, Salt Lake City, Utah, 84122 Telephone: (801) 274-1088
(Name, address and telephone number of agent of service)

Copies to:

Conrad C. Lysiak, P.S., 601 West First Avenue, Suite 903, Spokane, Washington, 99201
Telephone: (509) 624-1475 Fax: (509) 747-1770

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement of the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462 (d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [ ]
If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box [ ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Number of Shares to be Registered	Proposed maximum offering price per share (i) (ii)	Proposed maximum aggregate offering price	Amount of Registration fee (iii)

Common stock	805,500	$0.05	$40,275	$5.00

(i) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) of the Securities Act of 1933.

(ii)
There is no public market for the Sona Resources, Inc. shares of common stock. Our common stock is not traded on any national exchange and in accordance with Rule 457, the offering price was determined by the offering price for shares of Sona Resources, Inc. sold to subscribers by way of a private placement.

(iii)	Fee calculated in accordance with Rule 457(o) of the Securities Act of 1933.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8 (a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8 (a), may determine.

                                                                Subject to Completion, dated January 30, 2008
                        Prospectus

The Information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities and it is not soliciting an offer to buy these securities in any state where the offering or sale is not permitted.
SONA RESOURCES, INC.

Offering by Selling Security Holders: 805,500 Shares of Common Stock

This Prospectus relates to the registration and sale of up to 805,500 of our shares of common stock for resale by the selling security holders identified in this prospectus. We will not receive any of the proceeds from the sale of the shares by the selling security holders. The shares are being registered to permit the resale of shares owned by the selling security holders named in this prospectus. The number of shares of Sona Resources, Inc. common stock being registered by selling security holders represents 31% of our currently issued and outstanding shares.

There is no public market for Sona Resources, Inc.’s common stock. It is our intention to seek quotation on the OTC Bulletin Board (“OTCBB”) subsequent to the date of this prospectus. There is no assurance our application to the Financial Industry Regulation Authority (“FINRA”) will be approved.

The selling security holders may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices. The selling security holders may use any one or more of the following methods when selling shares: (i) ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers; (ii) block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (iii) purchases by a broker-dealer as principal and resale by the broker-dealer for its account; (iv) an exchange distribution in accordance with the rules of the applicable exchange; (v) privately negotiated transactions; (vi) effected short sales after the date the registration statement of which this Prospectus is a part is declared effective by the Securities and Exchange Commission; (vii) through the writing or settlement of options or other hedging transactions, whether through options exchange or otherwise; (viii) broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share; and (ix) a combination of any such methods of sale.

Investing in our common stock involves a high degree of risk. A potential investor should carefully consider the factors described under the heading “Risk Factors” beginning at page 7.

Neither the Securities and Exchange Commission nor any State Securities Commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The information in this Prospectus is not complete and may be changed. The Selling Security Holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This Prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such state.

The date of this Prospectus is February , 2008.

Table of Contents

Prospectus Summary	4

Disclosure Regarding Forward-Looking Statements	6

Risk Factors	7

Use of Proceeds	13

Market for Common Shares & Related Stockholder Matters	13

Management’s Discussion And Analysis Or Plan of Operations	13

Results Of Operations	16

Description Of Business	18

Description Of Property	20

Legal Proceedings	22

Determination Of Offering Price	22

Management	23

Executive Compensation	26

Security Ownership Of Certain Beneficial Owners And Management	27

Certain Relationships And Related Transactions	28

Selling Security Holders	29

Plan of Distribution	31

Description Of Securities	32

Legal Matters	33

Experts	33

Transfer Agent And Registrar	33

Where You Can Find More Information	33

Financial Statements	34

Dealer Prospectus Delivery Instructions

Until ,           2008 all dealers that effect transactions in these shares of common stock , whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PROSPECTUS SUMMARY

Overview
     The following is only a summary of the information, financial statements and the notes included in this Prospectus. You should read the entire Prospectus carefully, including “Risk Factors” and our Financial Statements and the notes to the Financial Statements before making any investment decision. Unless the context indicates or suggests otherwise, the terms “we,” “our” and “us” means Sona Resources, Inc.

Our Business

Sona is a start-up, pre-exploration stage company, incorporated in the State of Nevada on January 18, 2007 and with a fiscal year end of September 30. We have no subsidiaries, affiliated companies or joint venture partners.

Our business is the search for gold and related minerals. Our planned exploration work is exploratory in nature. We have not generated any operating revenues since inception. Our sole holding is a 100% interest in the Sagar Claim located in the Republic of India. We have not discovered any ores or reserves on the Sagar Claim. We have incurred losses since inception and we must raise additional capital to fund our operations. There is no assurance we will be able to raise this capital.

Sona has not conducted any exploration work on the Sagar Claim. With funds on hand we plan to commence Phase 1 work of a two-phase exploration program recommended for the Sagar Claim. It is our plan to commence Phase I work in the Spring of 2008. We will have to raise additional cash to undertake anything beyond this initial work on the Sagar Claim.

There is no assurance that a commercially viable mineral deposit, a reserve, exists at our mineral claim. There is no assurance a mineral deposit can be shown to exist on the Sagar acclaim unless and until sufficient and appropriate exploration is done and a comprehensive evaluation of such work concludes economic and legal feasibility. Such work could take many years and would require expenditure of very substantial amounts of capital. We do not presently have such capital. We may never be able to raise this capital.

Management devotes only part-time to Sona’s business. Sona has no fulltime employees

Principal Office
Our administrative office is located at 2/41 Timurty OM Housing Society, Sion, Chunnabhatti, Mumbai, India 400022. Our telephone number is 91 9820600 700.

Summary Financial Information
Since inception we have received a non interest-bearing loan from a director in the amount of $5,993. On August 31, 2007 we completed a private placement pursuant to Regulation S of the Securities Act of 1933, of 2,000,000 shares of common stock sold to our two officers and directors at the price of $0.001 per share to raise $2,000. On September 30, 2007 we completed a further private placement pursuant to Regulation S of the Securities Act of 1933, whereby 605,500 common shares were sold at the price of $0.05 per share to raise $30,276 for an aggregate total of $30,276 cash raised from the sale of shares. Cash on hand totaled $10,343 as of December 31, 2007.

The following financial information summarizes the more complete historical financial information found in our audited financial statements contained elsewhere in this prospectus:

	Three Months ended December 31, 2007	From Inception (Jan. 18/07) to December 31, 2007

Statement of Expenses Information:

Revenue	$ NIL	$ NIL
Net Losses	18,210	37,361
Total Operating Expenses	18,210	37,361
Exploration Costs	5,000	10,000
General and Administrative	13,210	27,361

	As at December 31, 2007 (Unaudited)	As at September 30, 2007 (Audited)

Balance Sheet Information:

Cash	$10,343	$25,404
Total Assets	10,343	25,404
Total Liabilities	8,928	9,679
Stockholders Equity	1,415	15,725

Common Stock Outstanding As Of The Date Of This Prospectus

We have 2,605,500 shares of common stock outstanding.

 Common Stock Offered By Selling Security Holders

Up to 805,500 shares offered by the selling security holders (including 200,000 shares, 7.7% of our issued and outstanding shares, being offered by our directors and officers) detailed in the section of the Prospectus entitled “Selling Security Holders” beginning on page 29.

 Use Of Proceeds

We will not receive any proceeds from the sale of shares of common stock by the selling security holders.

Plan Of Distribution

The offering is made by the selling security holders named in this Prospectus to the extent they sell shares. We intend to seek quotation of our common stock on the OTCBB. However, no assurance can be given that our common stock will be approved for quotation on the OTCBB. Selling security holders may sell at market or privately negotiated prices.

Lack Of Liquidity In Our Common Stock

Our common stock is not presently quoted on or traded on any securities exchange or automated quotation system and we have not yet applied for listing or quotation on any public market. We can provide no assurance that there will ever be an established public trading market for our common stock.

Risk Factors

You should carefully consider all the information in this Prospectus. In particular, you should evaluate the information set forth in the section of the Prospectus entitled “Risk Factors” beginning on page 7 before deciding whether to invest in our common stock.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This Prospectus contains statements that constitute forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. The words “expect,” “estimate,” “anticipate,” “predict,” “believe,” and similar expressions and variations thereof are intended to identify forward-looking statements. Such forward-looking statements include statements regarding, among other things, (a) our estimates of mineral reserves and mineralized material, (b) our projected sales and profitability, (c) our growth strategies, (d) anticipated trends in our industry, (e) our future financing plans, (f) our anticipated needs for working capital and (g) the benefits related to ownership of our common stock. This information may involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by any forward-looking statements for the reasons, among others, described within the various sections of this Prospectus, specifically the section entitled “Risk Factors” beginning on page 7. These statements may be found under “Management’s Discussion and Analysis or Plan of Operations” and “Description of Business,” as well as in this Prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this Prospectus will in fact occur as projected. We undertake no obligation to release publicly any updated information about forward-looking statements to reflect events or circumstances occurring after the date of this Prospectus or to reflect the occurrence of unanticipated events.

     The risks described below are the ones we believe are most important for you to consider. These risks are not the only ones that we face. If events anticipated by any of the following risks actually occur, our business, operating results or financial condition could suffer and the price of our common stock could decline.

RISK FACTORS

An investment in our common stock involves an exceptionally high degree of risk and is extremely speculative. In addition to the other information regarding Sona contained in this prospectus, you should consider many important factors in determining whether to purchase the shares being offered. The following risk factors reflect the potential and substantial material risks which could be involved if you decide to purchase shares in this offering.

Risks Associated with our Company:

We lack an operating history and have losses, which we expect to continue into the future. As a result, we may have to suspend or cease exploration activity or cease operations.

We were incorporated on January 18, 2007 and have not yet conducted any exploration activities. We have not generated any revenues. We have no exploration history upon which you can evaluate the likelihood of our future success or failure. Our net loss from inception to December 31, 2007, the date of our most recent audited financial statements, is $37,361. Our ability to achieve profitability and positive cash flow in the future is dependent upon

*	our ability to locate a profitable mineral property
*	our ability to locate an economic ore reserve
*	our ability to generate revenues
*	our ability to reduce exploration costs.

Based upon current plans, we expect to incur operating losses in future periods. This will happen because there are expenses associated with the research and exploration of our mineral property. We cannot guarantee we will be successful in generating revenues in the future. Failure to generate revenues may cause us to go out of business.

We have no known ore reserves and we cannot guarantee we will find any gold and/or silver mineralization or, if we find gold and/or silver mineralization, that it may be economically extracted. If we fail to find any gold and/or silver mineralization or if we are unable to find gold and/or silver mineralization that may be economically extracted, we will have to cease operations.

We have no known ore reserves. Even if we find gold and/or silver mineralization we cannot guarantee that any gold and/or silver mineralization will be of sufficient quantity so as to warrant recovery. Additionally, even if we find gold and/or silver mineralization in sufficient quantity to warrant recovery, we cannot guarantee that the ore will be recoverable. Finally, even if any gold and/or silver mineralization is recoverable, we cannot guarantee that this can be done at a profit. Failure to locate gold deposits in economically recoverable quantities will cause us to cease operations.

Because the probability of an individual prospect ever having reserves is extremely remote, in all probability our property does not contain any reserves, and any funds spent on exploration will be lost.

Because the probability of an individual prospect ever having reserves is extremely remote, in all probability our sole property, the Sagar Claim, does not contain any reserves, and any funds spent on exploration will be lost. If we cannot raise further funds as a result, we may have to suspend or cease operations entirely which would result in the loss of your investment.

Because our officers and directors do not have technical training or experience in starting, and operating an exploration company nor in managing a public company, we will have to hire qualified personnel to fulfill these functions. If we lack funds to retain such personnel, or cannot locate qualified personnel, we may have to suspend or cease exploration activity or cease operations which will result in the loss of your investment.

One of our directors is a professional geologist and has considerable experience exploring for minerals. However, none of our management team has experience starting and operating a mineral exploration company, nor do they have training in these areas. As a result their decisions and choices may not take into account standard managerial approaches mineral exploration companies commonly use. Consequently our ultimate financial success could suffer irreparable harm due to certain of management's lack of experience. Additionally, our officers and directors have no direct training or experience in managing and fulfilling the regulatory reporting obligations of a ‘public company’ like Sona. We will have to hire professionals to undertake these filing requirements for Sona and this will increase the overall cost of operations. As a result we may have to suspend or cease exploration activity, or cease operations altogether, which will result in the loss of your investment.

If we don't raise enough capital for exploration, we will have to delay exploration or go out of business, which will result in the loss of your investment.

We estimate that, with funding committed by our management combined with our cash on hand, we have sufficient cash to continue operations for twelve months provided we only carry out the planned portion of Phase I of our planned exploration activity. We are in the pre-exploration stage. We need to raise additional capital to undertake the remainder of Phase I, or any of Phase II, of our planned exploration activity. You may be investing in a company that will not have the funds necessary to conduct any meaningful exploration activity due to our inability to raise additional capital. If that occurs we will have to delay exploration or cease our exploration activity and go out of business, which will result in the loss of your investment.

Since we are small and do not have much capital, we must limit our exploration and as a result may not find an ore body. Without an ore body, we cannot generate revenues and you will lose your investment.

The possibility of development of and production from our exploration property depends upon the results of exploration programs and/or feasibility studies and the recommendations of duly qualified professional engineers and geologists. We are small company and do not have much capital. We must limit our exploration activity unless and until we raise additional capital. Any decision to expand our operations on our exploration property will involve the consideration and evaluation of several significant factors beyond our control. These factors include, but are not limited to:

●	Market prices for the minerals to be produced;
●	Costs of bringing the property into production including exploration preparation of production feasibility studies and construction of production facilities;
●	Political climate and/or governmental regulations and controls;
●	Ongoing costs of production;
●	Availability and cost of financing; and
●	Environmental compliance regulations and restraints.

These types of programs require substantial capital. Because we may have to limit our exploration, we may not find an ore body, even though our property may contain mineralized material. Without an ore body, we cannot generate revenues and you will lose your investment.

Because our officers and directors have other outside business activities and may not be in a position to devote a majority of their time to our exploration activity, our exploration activity may be sporadic which may result in periodic interruptions or suspensions of exploration.

Our President will be devoting only a portion of his time, approximately 15 hours per month, to our business. Our Chief Financial Officer and Secretary-Treasurer will be devoting only approximately 8 hours per month to our operations. Our remaining director, Fidel Pernites, will be devoting almost no time to our affairs except during the limited time during which we undertake exploration work on the Sagar Claim at which time Mr. Pernites, a professional geologist, is expected to devote a significant portion of his time on behalf of the Company. While our officers and directors presently possess adequate time to attend to our business, it is possible that the demands of their other obligations could increase with the result that our affairs are not effectively managed. As a consequence our business may suffer with our exploration activity being under-funded, sporadic or periodically interrupted or suspended. Such suspensions or interruptions may cause us to cease operations altogether and go out of business.

We may not have access to all of the supplies and materials we need to begin exploration which could cause us to delay or suspend exploration activity.

We have made no attempt to locate or negotiate with any suppliers of products, equipment or materials. We will attempt to locate products, equipment and materials as and when we begin to undertake exploration activity in 2008. Competition and unforeseen limited sources of supplies in the industry could result in occasional spot shortages of equipment and/or supplies we need to conduct our planned exploration work. If we cannot find the products and equipment we need, we will have to suspend our exploration plans until we do find the products and equipment we need.

Mineral exploration is highly speculative, involves substantial expenditures, and is frequently non-productive

 Mineral exploration involves a high degree of risk and exploration projects are frequently unsuccessful. Few prospects that are explored end up being ultimately developed into producing mines. As we are exclusively involved in mineral exploration, the long-term success of our operations will be related to the cost and success of our exploration programs. We cannot assure you that our mineral exploration efforts will be successful. The risks associated with mineral exploration include the identification of potential economic mineralization based on superficial analysis; the quality of our management and our geological and technical expertise; and the capital available for exploration and development.     Substantial expenditures are required to determine if a project has economically mineable mineralization. It may take several years to establish proven and probable reserves and to develop and construct mining and processing facilities. Because of these uncertainties, our current and any future exploration programs may not result in the discovery of reserves, the expansion of our existing reserves or the further development of our mines.

Mineral exploration is highly speculative.

Exploration for minerals is highly speculative and involves greater risks than are inherent in many other industries. Many exploration programs do not result in the discovery of mineralization, and any mineralization discovered may not be of sufficient quantity or quality to be profitably mined. Also, because of the uncertainties in determining metallurgical amenability of any minerals discovered, the mere discovery of mineralization may not warrant the mining of the minerals on the basis of available technology. The exploration targets on the properties we own, lease or acquire in the future may not contain commercially mineable mineral deposits.

No matter how much money is spent on the Sagar Claim, the risk is that we might never identify a commercially viable ore reserve.

Over the coming years, we might expend considerable capital on exploration of the Sagar Claim without finding anything of value. It is very likely the Sagar Claim does not contain any reserves so any funds spent on exploration will probably be lost. No matter how much money is spent on the Sagar Claim, we might never be able to find a commercially viable ore reserve.

Even if our property were found to contain a deposit, since we have not put a mineral deposit into production before, we will have to acquire outside expertise. If we are unable to acquire such expertise we may be unable to put our property into production and you may lose your investment.

We have no experience in placing mineral deposit properties into production, and our ability to do so will be dependent upon using the services of appropriately experienced personnel or entering into agreements with other major resource companies that can provide such expertise. There can be no assurance that we will have available to us the necessary expertise when and if we place a mineral deposit into production.

Mineral exploration and development activities are inherently risky and we may be exposed to environmental liabilities. If such an event were to occur it may result in a loss of your investment.

The business of mineral exploration and extraction involves a high degree of risk. Few properties that are explored are ultimately developed into production. Most exploration projects do not result in the discovery of commercially mineable deposits of ore.  The Sagar Claim, our sole property, does not have a known body of commercial ore. Should our mineral claim be found to have commercial quantities of ore, we would be subject to additional risks respecting any development and production activities. Unusual or unexpected formations, formation pressures, fires, power outages, labor disruptions, flooding, explosions, cave-ins, landslides and the inability to obtain suitable or adequate machinery, equipment or labor are other risks involved in extraction operations and the conduct of exploration programs. We do not carry liability insurance with respect to our mineral exploration operations and we may become subject to liability for damage to life and property, environmental damage, cave-ins or hazards. There are also physical risks to the exploration personnel working in the rugged terrain of India, often in poor climatic conditions. Previous mining exploration activities may have caused environmental damage to the Sagar Claim. It may be difficult or impossible to assess the extent to which such damage was caused by us or by the activities of previous operators, in which case, any indemnities and exemptions from liability may be ineffective.

Even with positive results during exploration, the Sagar Claim might never be put into commercial production due to inadequate tonnage, low metal prices or high extraction costs.

We might be successful, during future exploration programs, in identifying a source of minerals of good grade but not in the quantity, the tonnage, required to make commercial production feasible. If the cost of extracting any minerals that might be found on the Sagar Claim is in excess of the selling price of such minerals, we would not be able to develop the claim. Accordingly even if ore reserves were found on the Sagar Claim, without sufficient tonnage we would still not be able to economically extract the minerals from the claim in which case we would have to abandon the Sagar Claim and seek another mineral property to develop, or cease operations altogether.

Risks Associated with this Offering:

Our officers and directors own a substantial amount of our common stock and will have substantial influence over our operations.

Our directors and officers currently own 2,000,000 shares of common stock representing 77% of our outstanding shares. Such directors and officers have registered for resale 200,000 of their shares. Assuming that such directors and officers sell their 200,000 shares, they will still own 1,800,000 shares of common stock representing 69.1% of our outstanding shares. As a result, they will have substantial influence over our operations and can effect certain corporate transaction without further shareholder approval. This concentration of ownership may also have the effect of delaying or preventing a change in control.

Without a public market there is no liquidity for our shares and our shareholders may never be able to sell their shares which would result in a total loss of their investment.

Our common shares are not listed on any exchange or quotation system. There is no market for our shares. Consequently, our shareholders will not be able to sell their shares in an organized market place unless they sell their shares privately. If this happens, our shareholders might not receive a price per share which they might have received had there been a public market for our shares. Once this registration statement becomes effective, it is our intention to apply for a quotation on the OTCBB whereby:

●	We will have to be sponsored by a participating market maker who will file a Form 211 on our behalf since we will not have direct access to the FINRA personnel; and

●	We will not be quoted on the OTCBB unless we are current in our periodic reports filed with the SEC.

From the date of this prospectus, we estimate that it will take us between twelve to eighteen weeks to be approved for a quotation on the OTCBB. However, we cannot be sure we will be able to obtain a participating market maker or be approved for a quotation on the OTCBB, in which case, there will be no liquidity for the shares of our shareholders.

Even if a market develops for our shares our shares may be thinly traded, with wide share price fluctuations, low share prices and minimal liquidity.

If a market for our shares develops, the share price may be volatile with wide fluctuations in response to several factors, including:

●	Potential investors’ anticipated feeling regarding our results of operations;
●	Increased competition and/or variations in mineral prices;
●	Our ability or inability to generate future revenues; and
●	Market perception of the future of the mineral exploration industry.

In addition, if our shares are quoted on the OTCBB, our share price may be impacted by factors that are unrelated or disproportionate to our operating performance. Our share price might be affected by general economic, political and market conditions, such as recessions, interest rates or international currency fluctuations. In addition, even if our stock is approved for quotation by a market maker through the OTCBB, stocks traded over this quotation system are usually thinly traded, highly volatile and not followed by analysts. These factors, which are not under our control, may have a material effect on our share price.

We anticipate the need to sell additional treasury shares in the future meaning that there will be a dilution to our existing shareholders resulting in their percentage ownership in the Company being reduced accordingly.

We may seek additional funds through the sale of our common stock. This will result in a dilutive effect to our shareholders whereby their percentage ownership interest in the Company is reduced. The magnitude of this dilutive effect will be determined by the number of shares we will have to issue in the future to obtain the funds required.

Since our securities are subject to penny stock rules, you may have difficulty reselling your shares.

Our shares are "penny stocks" and are covered by Section 15(g) of the Securities Exchange Act of 1934 which imposes additional sales practice requirements on broker/dealers who sell the Company's securities including the delivery of a standardized disclosure document; disclosure and confirmation of quotation prices; disclosure of compensation the broker/dealer receives; and, furnishing monthly account statements. For sales of our securities, the broker/dealer must make a special suitability determination and receive from its customer a written agreement prior to making a sale. The imposition of the foregoing additional sales practices could adversely affect a shareholder's ability to dispose of his stock.

Foreign Currency and Exchange Rates

Our mineral property is located in the Republic of India and costs expressed in the geological report on the Claim are expressed in Indian Rupees. For purposes of consistency and to express United States Dollars throughout this registration statement, Indian Rupees have been converted into United States currency at the rate of US $1.00 being approximately equal to Ind. R. 39.5 or 1(one) Ind. R. being approximately equal US $0.0253 which is the approximate average exchange rate during recent months and which is consistent with the incorporated financial statements.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares of common stock in this offering.

However, we have agreed to pay the expenses of registering the securities covered by this Prospectus which expenses are detailed below:

Consulting - preparation of Form SB-2	$15,000
Internal accountant (i)	2,375
Independent auditors (i)	3,000
Attorney’s fee for opinion letter	2,500
Sec Filing Fees	5
Total offering costs		$ 22,880

MARKET FOR COMMON SHARES & RELATED STOCKHOLDERS MATTERS

Market Information

At the present time, there is no established market price for our shares.

There are no shares have been offered pursuant to or underlying an employee benefit plan. There are no shares of common stock that are subject to outstanding options, warrants or securities convertible into common equity of our Company.

The number of shares subject to Rule 144 is 1,800,000. Share certificates representing these shares have been appropriately legend.

Holders

Including its two officers and directors, Sona has 40 shareholders as at the date of this prospectus.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

Forward Looking Statements This section of our prospectus includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or our predictions.

Overview We are a start-up, pre-exploration stage company. We have a limited operating history and have not yet generated or realized any revenues from our activities. We have yet to undertake any exploration activity on our sole property, the Sagar Claim. As our property is in the early stage of exploration and there is no reasonable likelihood that revenue can be derived from the property in the foreseeable future.

Since our business activity is related solely to the exploration and evaluation of the Sagar Claim, it is the opinion of management that the most meaningful financial information relates primarily to current liquidity and solvency. As at December 31, 2007, we had working capital of $10,343. Unless we raise additional funds, we will be faced with a working capital deficiency by no later than the end of the next twelve months. Our future financial success will be dependent on the success of the exploration work on the Sagar Claim Such exploration may take years to complete and future cash flows, if any, are impossible to predict at this time. The realization value from any mineralization which may be discovered by us is largely dependent on factors beyond our control such as the market value of metals produced, mining regulations in India and foreign exchange rates.

Our financial statements contained herein have been prepared on a going concern basis, which assumes that we will be able to realize our assets and discharge our obligations in the normal course of business. We incurred a net loss for the period from the inception of our business on January 18, 2007 to December 31, 2007, of $37,361. We did not earn any revenues during the aforementioned period.

We are presently in the pre-exploration stage and there is no assurance that a commercially viable mineral deposit, a reserve, exits in the Sagar Claim until further exploration work is done and a comprehensive evaluation concludes economic and legal feasibility.

Our capital commitments for the next twelve months consist of expenses associated with the undertaking our planned exploration work and other corporate expenses detailed below:

Expenses	Amount	Description

Accounting	$4,500	Fees to our accountant for preparing the quarterly and annual working papers for the financial statements.
Audit	4,000	Review of the quarterly financial statements and audit of the annual financial statements.
Bank charges	100
Consulting and legal fees	2,500	Balance of fees related to the preparation of this registration statement and legal opinion for SB-2
Exploration	7,600	Completion of Geological mapping
Filing fees	215	Annual fee to the Secretary of State for Nevada
Office & miscellaneous	750	Photocopying, delivery and fax expenses
Transfer agent’s fees	1,000	Annual fee of $500 and estimated miscellaneous charges of $500
Estimated expenses	20,665
Add: Accounts payable	2,935
Total expenses:	23,600
Less: Cash on hand	10,343	Available working capital
Balance Required	$13,257	Estimated additional cash required during the next twelve (12) months

We have no plant or significant equipment to sell, nor are we going to buy any plant or significant equipment during the next twelve months. We will not buy any equipment until we have located a body of ore and we have determined it is economical to extract the ore from the land.

We may attempt to interest other companies to undertake exploration work on the Sagar Claim through joint venture arrangement or even the sale of part of the Sagar Claim. Neither of these avenues has been pursued as of the date of this prospectus.

Our engineer has recommended a phased exploration program for the Sagar Claim. However, we have funds available to undertake only a portion of Phase I work. We will have to raise additional funds to complete all recommended Phase I work. We will be unable to complete all Phase I of the recommended exploration program until we raise more money or find a joint venture partner to complete the exploration work. If we cannot find a joint venture partner and do not raise more money, we will be unable to complete any work beyond the geological mapping of our Phase I of the exploration program recommended by our engineer. If we are unable to finance additional exploration activities, we do not know what we will do and we do not have any plans to do anything else.

We do not intend to hire any employees at this time. Unaffiliated independent contractors that we will hire will conduct the geological mapping work. The independent contractors will be responsible for surveying and exploration. We may engage a geologist to assist in evaluating the information derived from the exploration including advising us on the economic feasibility of removing any mineralized material we may discover.

Critical Accounting Policies Our discussion and analysis of its financial condition and results of operations, including the discussion on liquidity and capital resources, are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, management re-evaluates its estimates and judgments.

The going concern basis of presentation assumes we will continue in operation throughout the next fiscal year and into the foreseeable future and will be able to realize our assets and discharge our liabilities and commitments in the normal course of business. Certain conditions, discussed below, currently exist which raise substantial doubt upon the validity of this assumption. The financial statements do not include any adjustments that might result from the outcome of the uncertainty.

Our intended exploration activities are dependent upon our ability to obtain third party financing in the form of debt and equity and ultimately to generate future profitable exploration activity or income from its investments. As of December 31, 2007, we have not generated revenues, and have experienced negative cash flow from minimal exploration activities. We may look to secure additional funds through future debt or equity financings. Such financings may not be available or may not be available on reasonable terms.

Trends We are in the pre-explorations stage, have not generated any revenue and have no prospects of generating any revenue in the foreseeable future. We are unaware of any known trends, events or uncertainties that have had, or are reasonably likely to have, a material impact on our business or income, either in the long term of short term, other than as described in this section or in ‘Risk Factors’, page 7.

Limited Operating History; Need for Additional Capital There is no historical financial information about us upon which to base an evaluation of our performance as an exploration corporation. We are a pre-exploration stage company and have not generated any revenues from our exploration activities. Further, we have not generated any revenues since our formation on January 18, 2007. We cannot guarantee we will be successful in our exploration activities. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources, possible delays in the exploration of our properties, and possible cost overruns due to price and cost increases in services.

To become profitable and competitive, we must invest into the exploration of our property before we start production of any minerals we may find. We must obtain equity or debt financing to provide the capital required to fully implement our phased exploration program. We have no assurance that financing will be available to us on acceptable terms. If financing is not available on satisfactory terms, we may be unable to commence, continue, develop or expand our exploration activities. Even if available, equity financing could result in additional dilution to existing shareholders.

Results of Operations - Eleven months ended December 31, 2007.

For the period from January 18, 2007 (date of inception) to December 31, 2007, we had a net loss of $37,361. This represents a net loss of $0.01 per share for the period based on a weighted average number of shares outstanding of 2,002,679. We have not generated any revenue from operations since inception. Our loss to date represents various expenses incurred with organizing the company, undertaking audits, paying management fees and general office expenses, which can be broken down as follows:

Expense	Amount	Description

Accounting and audit	$ 5,375	Preparation of working papers for submission to our independent accountants for examination of the financial statements.
Bank charges	172	Includes the cost of printing cheques and deposit book.
Consulting fees	10,000	The Company engaged the services of two consultants; one to prepare this Form SB-2 and the other to obtain the information required in the mineral property and other documents needed from India.
Exploration	10,000	Represents the cost of acquiring the rights to the Sagar Gold Claim in India and the Kapadia Report thereon.
Incorporation costs	720	Incorporation costs incurred for the company.
Legal	4,276	Legal costs were incurred by an attorney to notarize certain corporate documents and to assist in the preparation of the documents to open a bank account for the Company.
Management fees	5,000
    The Company does not pay its directors or officers for the service they render to the Company. Nevertheless, the Company realizes there is a cost in the directors and officers working on behalf of the Company and has accrued as an expense 1,000 each month commencing August 1, 2007 as management fee. The offsetting credit is to Capital in Excess of Par Value on the Balance Sheet. This amount will never be paid to the directors and officers in either cash or shares.

Office	318	General office and photocopy expenses.
Rent	1,000
    As with management fees, the Company accrues $200 a month as an rent expense even though it does not have its own office. It does use the office premises of its President and therefore realizes there should be a cost attached thereto although the Company is not required and will not to pay any cash for such use. The offsetting credit is to Capital in Excess of Par Value.

Telephone	500	As with management fees and rent, the Company accrues as an expense $100 per month as telephone expense with a credit to Capital in Excess of Par Value.
	$ 37,361

Balance Sheet as at December 31, 2007 Total cash and cash equivalents, as at December 31, 2007 was $10,343. Our working capital as at December 31, 2007 was $7,408.

Our cash was derived from the completion of an initial seed capital offering on August 31, 2007 which raised $2,000 and a private placement on September 30, 2007 which raised a further $30,276 together with no interest demand loans from a director in the amount of $5,993.
No revenue was generated during these periods.

Total shareholders’ equity as at September 30, 2007 was $1,415. Total shares outstanding as at December 31, 2007 was 2,605,500.

As of the date of this Registration Statement our outstanding share capital is 2,605,500 shares of common stock.

Our Planned Exploration Program We must conduct exploration to determine what amounts of minerals exist on the Sagar Claim and if such minerals can be economically extracted and profitably processed.

Our anticipated exploration costs over the next twelve months on the Sagar Claim are approximately $7,600. This figure represents the anticipated cost to us of completing geological mapping and other Phase I work recommended in the Kapadia Report. In order to complete Phase I we will have to raise additional investment capital since, apart from the $7,600 specifically allocated to mineral exploration, our remaining cash on hand is fully committed to ongoing administrative expenses of the Company.

DESCRIPTION OF BUSINESS
Overview

The Company was incorporated under the laws of the State of Nevada on January 18, 2007 under the name Sona Resources, Inc. The Company does not have any subsidiaries, affiliated companies or joint venture partners.

We have not been involved in any bankruptcy, receivership or similar proceedings since inception nor have we been party to a reclassification, merger, consolidation, or purchase or sale of a significant amount of assets not in the ordinary course of business other than the Sagar Claim. We have no intention of entering into a merger or acquisition. We have a specific business plan being to undertake mineral exploration work on our sole mineral property, the Sagar Claim described below. We do not foresee any circumstances that would cause us to alter our current business plan within the next twelve months.

Business Development of Issuer Since Inception

Sona was incorporated to engage in the business of acquisition, exploration and development of mineral properties. We are presently in the pre-exploration stage and there is no assurance that mineralized material with any commercial value exits on our property. We do not have any ore body and have not generated any revenues from our operations. Our planned exploration work is exploratory.

Following inception Sona undertook an examination of a number of mineral properties in order to identify and acquire a mineral property that we consider holds the potential to contain gold mineralization. On April 9, 2007 we purchased a 100% interest in the Sagar Claim from an unaffiliated third party exploration company

We then engaged Hirendra Kapadia, P. Geol., to conduct a review and analysis of the Sagar Claim to recommend a mineral exploration program for the Sagar Claim. Mr. Kapadia’s report recommends a phased exploration program for the Sagar Claim.

We raised $2,000 in capital from our directors on August 31, 2007 through the issuance of 2,000,000 shares of our common stock at the price of $0.001 per share. On September 30, 2007 Sona closed a private placement pursuant to Regulation S of the Securities Act of 1933, whereby 605,500 common shares were sold at the price of $0.05 per share to raise an additional $30,276.

Proposed Exploration Work - Plan of Operation

Mr. Hirendra Kapadia, P. Geol., authored the "Summary Of Exploration On The Sagar Property, Chennai, Tamil Nadu India” dated May 1, 2007 (the “Kapadia Report”), in which he recommended a phased exploration program to properly evaluate the potential of the claim. Mr. Kapadia is a registered Professional Geologist in good standing in the Geological Society of India. He is a graduate of the University of Western Australia, Perth, Australia with a Bachelor of Science (1977) and a Masters of Science (1982). Mr. Kapadia has practiced his profession as a geologist continuously since 1987. He visited the area covered by our claim in April of 2007.

We must conduct exploration to determine what minerals exist, if any, on our property and whether they can be economically extracted and profitably processed. We plan to proceed with exploration of the Sagar Claim by commencing Phase I of the work recommended in the Kapadia Report, in order to begin determining the potential for discovering commercially exploitable deposits of gold on our claim.

We have not discovered any ores or reserves on the Sagar Claim, our sole mineral property. Our planned Phase I work is exploratory in nature.

The Kapadia Report recommends a number of steps in Phase I work to properly evaluate the potential of the claim. Phase I work will include of geological mapping, sampling and surveying (including whole rock chemical analysis) to define and enable interpretation and evaluation of the feasibility and utility of undertaking Phase II work (being an exploratory diamond drill program).

We anticipate, based on the estimate contained in the Kapadia Report, that the Phase I work we will undertake with cash on hand will cost approximately $7,600 (Ind. Rs 300,000) and will consist, primarily, of geological mapping.

At this point we have funds available to complete only a portion of Phase I. PhaseI work will include establishing a grid and the creation of maps showing the location of all roads in and near the perimeter of the Sagar Claim. The laying out of a grid and line cutting involves the physical cutting of the underbrush and overlay to establish an actual grid on the ground whereby items can be related one to another more easily and with greater accuracy. When we map, we essentially generate a drawing of the physical features of the land we are interested in as well as a depiction of what may have been found in relation to the boundaries of the property. So we will actually draw a scale map of the area and make notes on it as to the location where anything was found that was of interest or not. In the process we will also identify any showings which appear to warrant sampling, i.e. any rock formations that appear to warrant our taking soil and rock samples from the claims to a laboratory where a determination of the elemental make up of the sample and the exact concentrations of chromite and other indicator minerals can be made. As noted above, we expect the costs of Phase I work to total approximately $7,600 (Ind. Rs 300,000).

Based on estimates in the Kapadia Report, we will have to raise an additional $28,500 (Ind. Rs 1,122,000) in order to carry out Phase I work in its entirety, let alone any Phase II drilling, should that be judged to be warranted following completion and evaluation of all Phase I work recommended in the Kapadia Report.
Particularly since we have a limited operating history, no reserves and no revenue, our ability to raise additional funds is limited. If we are unable to raise the necessary funds we will be required to suspend Sona’s operations and liquidate our company. See, particularly, ‘Risk Factors’ page xxx.

There are no permanent facilities, plants, buildings or equipment on the Sagar Claim.

Competitive Factors

The mining industry is highly fragmented. We are competing with many other exploration companies looking for gold and silver. We are among the smallest exploration companies in existence and are an infinitely small participant in the mining business that is the cornerstone of the founding and early stage development of the mining industry. While we generally compete with other exploration companies, there is no competition for the exploration or removal of minerals from our claims. Readily available markets exist for the sale of gold and silver. Therefore, we will likely be able to sell any gold or silver that we are able to recover, in the event commercial quantities are discovered on the Sagar Claim. There is no ore body on the Sagar Claim.

Regulations

Exploration activities are subject to various national, state, foreign and local laws and regulations in the Republic of India, which govern prospecting, development, mining, production, exports, taxes, labor standards, occupational health, waste disposal, protection of the environment, mine safety, hazardous substances and other matters. We believe that we are in compliance in all material respects with applicable mining, health, safety and environmental statutes and the regulations passed thereunder in India.

Our exploration activities are subject to various federal, state and local laws and regulations governing protection of the environment. These laws are continually changing and, as a general matter, are becoming more restrictive. Our policy is to conduct business in a way that safeguards public health and the environment. We believe that our exploration activities are conducted in material compliance with applicable laws and regulations. Changes to current local, state or federal laws and regulations in the jurisdictions where we operate could require additional capital expenditures and increased operating and/or reclamation costs. Although we are unable to predict what additional legislation, if any, might be proposed or enacted, additional regulatory requirements could render certain exploration activities uneconomic.

Employees

Initially, we intend to use the services of subcontractors for manual labor exploration work on our claim. At present, we have no employees as such although each of our officers and directors devotes a portion of his time to the affairs of the Company. None of our officers and directors has an employment agreement with us. We presently do not have pension, health, annuity, insurance, profit sharing or similar benefit plans; however, we may adopt such plans in the future. There are presently no personal benefits available to any employee.

As indicated above we will hire subcontractors on an as needed basis. We have not entered into negotiations or contracts with any of potential subcontractors. We do not intend to initiate negotiations or hire anyone until we are nearing the time of commencement of our planned exploration activities.

                DESCRIPTION OF PROPERTY

Sagar Claim

We are the registered and beneficial owner of a 100% interest in the Sagar Claim.  The Sagar Claim covers an area of approximately 98.7 hectares (approximately 244 acres).
The Sagar Claim is situated in the state of Tamil Nadu in the Republic of India. The Sagar Claim was chosen because it is exhibits some geological similarity to the Polur Gold Claim (located approximately 50 kilometers/31 miles to the east of the Sagar Claim). The Polur Gold Claim produced 2.7 million ounces of gold between 1920 and 2002 when the mine shut down.

Particulars of the Sagar Claim, our sole mineral property, together with issues we face in conducting exploration work on the property, follow.

Location and Access

The Sagar Claim is located approximately 42 kilometers (26 miles) east of the town of Vandavasi, near the southeastern corner of India in the state of Tamil Nadu. The area covered by the Sagar Claim is an active mineral exploration and development region with plenty of heavy equipment and operators available for hire. The town of Vandavasi provides all necessary amenities and supplies including, an experienced workforce, fuel, helicopter services, hardware, drilling companies and assay services. Access to the Sagar Claim is via government maintained all-weather road. No water is required for the purposes of our planned exploration work. No electrical power is required at this stage of exploration. Any electrical power that might be required in the foreseeable future could be supplied by gas powered portable generators.

* Blue: Asphalt Road
* Yellow: Gravel Road

**Map: Sagar Gold Claim**

Tropical mountain forests grow at lower elevations in the northeast corner of the claim and good rock exposure is found along the peaks and ridges in the western portion of the claim. The area has a tropical and humid climate, with an oppressive summer and plentiful seasonal rainfall. The summer season, from March to May, is followed by the south west monsoon from June to September. The north east monsoon lasts from October to November. The claim area can be worked, essentially, year round.

There are no known environmental concerns or parks designated for any area contained within the claims. The property has no encumbrances.

Property Geology

The principal bedded rocks for the area of Sagar Claim are Precambrian rocks that are exposed along a wide axial zone of a broad complex. In this region gold is generally concentrated within extrusive Precambrian rocks in the walls of large volcanic caldera. The volcanic rocks are typically intruded with quartz veins that may be broken due to mechanical and chemical weathering into sand size particles and carried by streams and channels - rocks that are found at those mineral occurrence sites.

These rocks consisting of cherts and argillites (sediments) and andesitic to basaltic volcanic have been intruded by granodiorite. Structures and mineralization probably related to this intrusion are found throughout the region and occur on the claim. They are associated with all the major mineral occurrences and deposits in the area. Past gold production, along with recent exploration, in the area near the Sagar Claim has resulted in the discovery of gold occurrences in shear zones such as those found on our claim.

Previous Exploration

While mineralization found on the Sagar Claim is consistent with that found associated with zones of extensive mineralization in nearby properties, to the best of our knowledge, based on examination by our geologist of available records, no detailed exploration has previously been undertaken on the area covered by the Sagar Claim. Our proposed work represents an exploratory search for minerals on the Sagar Claim.

As mentioned above however, we determined to acquire and explore the Sagar Claim because of the fact that numerous showings of mineralization have been discovered in the area of our claim and one such prospect, the previously mentioned Polur Gold Claim located some 50 kilometers (31 miles) to the east of our claim, achieved significant gold production over many decades.

However, no assurance whatsoever can be given that any meaningful mineralization, let alone commercially valuable mineralization, will found on the Sagar Claim.

LEGAL PROCEEDINGS

We are not a party to any pending litigation and none is contemplated or threatened.

                        DETERMINATION OF OFFERING PRICE

There is no established public market for our common equity being registered. The offering price of the shares offered by selling security holders should not be considered as an indicator of the future market price of the securities.

The facts considered in determining the offering price were Sona’s financial condition and prospects, its lack of operating history and general conditions of the securities market. The offering price should not be construed as an indication of, and was not based upon, the actual value of Sona. The offering price bears no relationship to Sona’s book value, assets or earnings or any other recognized criteria of value and could be considered to be arbitrary.

The selling shareholders are free to offer and sell their common shares at such times and in such manner as they may determine. The types of transactions in which the common shares are sold may include negotiated transactions. Such transactions may or may not involve brokers or dealers. The selling security holders are expected to sell their shares at the offering price of $0.05 per share unless and until our shares are quoted on the OTCBB or the “Pink Sheets” following which selling security holders may sell their shares at the market price. The selling security holders have advised us that none have entered into agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the shares. The selling security holders do not have an underwriter or coordinating broker acting in connection with the proposed sale of the common shares. We will pay all of the expenses of the selling security holders, except for any broker dealer or underwriter commissions, which will be paid by the security holder.

MANAGEMENT
Officers and Directors

Each of our Directors serves until his successor is elected and qualified. Each of our officers is elected by the Board of Directors to a term of one (1) year and serves until his successor is duly elected and qualified, or until he is removed from office. The Board of Directors has no nominating or compensation committees.

The name, address, age and position of our officers and directors is set forth below:

Name and Address	Position(s)	Age

Ajetta Pinheiro	Chief Executive Officer, President and Director (1)	34

Monika Sagar	Chief Financial Officer, Chief Accounting Officer, Secretary-Treasurer and Director (2)	35

Fidel B. Pernites	Director (3)	49

(1)	Ajetta Pinheiro was appointed a director, President and Principal Executive Officer on January 18, 2007.

(2)	Monika Sagar was appointed a director, secretary/treasure and Principal Financial Officer on January 18, 2007.

(3)	Fidel. B. Pernites was appointed a director on January 12, 2008.

Background of officers and directors

AJETTA PINHEIRO has been the President and a director of the Company since inception on January 18, 2007. She graduated from Bombay University with a Bachelor of Science degree (1994). For the past five years Ms. Pinheiro has been involved, at the managmernt level, in the customer service and sales industry managing inbound call centers, located in Mumbia, India, for such U.S. based companies such as American Express and Hewlett Packard.

MONIKA SAGAR has been a director and Secretary Treasurer of the Company since inception as well. After obtaining a B. A., Political Science, (1996) from Punjab University Ms. Sagar worked in a variety of administrative positions. For the past five years Ms. Sagar has held administrative and loan officer positions, first with HSBC Bank and since 2004 with Ms. Sagar is also continuing her education on a part time basis, working on an MBA degree.

FIDEL B. PERNITES has been a director since January 18, 2008. Mr. Pernites graduated from De La Salle University, Manila, Philippines with a B. Science, Geologist (1979) and Master of Geological Sciences (1988). Since 1989 Mr. Pernites has been employed as a consulting geologist responsible for surveying and testing mineral properties.

Our officers and directors devote a limited amount of their time to the affairs of the Company. Our Presidner Ajetta Pinheiro spends about 16 hours a month on administrative and accounting matters. As Secretary Treasurer, Monika Sagar spends approximately 8 hours per month on corporate matters. Fidel Pernites spends almost none of his time on Sona’s affairs. However, Mr. Pernites has agreed to devote more time to Sona’s affairs during the period when we are conducting our Phase I work program on the Sagar Claim.

Board of Directors' Audit Committee

Below is a description of the Audit Committee of the Board of Directors. The Charter of the Audit Committee of the Board of Directors sets forth the responsibilities of the Audit Committee. The primary function of the Audit Committee is to oversee and monitor the Company’s accounting and reporting processes and the audits of the Company’s financial statements.

Our audit committee is comprised of Ajetta Pinheiro, our President and Chairman of the audit committee, and Monika Sagar our Chief Financial Officer and Secretary Treasurer neither of whom are independent. Neither Ms. Pinheiro nor Ms. Sagar can be considered an “audit committee financial expert” as defined in Item 401 of Regulation S-B. The Company does not presently have, among its officers and directors, a person meeting these qualifications and given our financial circumstances, does not anticipate seeking an audit committee financial expert to joint the committee in the foreseeable future.

Apart from the Audit Committee, the Company has no other Board committees.
Since inception on January 18, 2007, our Board and Audit Committee have conducted their business entirely by consent resolutions and have not met, as such.

Conflicts of Interest

None of our directors is an officer or director of a company registered under the Securities and Exchange Act of 1934 nor are any of our officers and directors a director or officer of any other company involved in the mining industry. However there can be no assurance such involvement will not occur in the future. Such present and potential future, involvement could create a conflict of interest.

To ensure that potential conflicts of interest are avoided or declared to Sona and its shareholders and to comply with the requirements of the Sarbanes Oxley Act of 2002, the Board of Directors adopted, in January 2007, a Code of Business Conduct and Ethics. Sona’s Code of Business Conduct and Ethics embodies our commitment to such ethical principles and sets forth the responsibilities of Sona and its officers and directors to its shareholders, employees, customers, lenders and other stakeholders. Our Code of Business Conduct and Ethics addresses general business ethical principles and other relevant issues.

Significant Employees

We have no paid employees as such. Our Officers and Directors fulfill many functions that would otherwise require Sona to hire employees or outside consultants. We anticipate engaging the services of workers to assist in the exploration of the Sagar Claim. Any field workers we engage will not be considered employees either on a full time or part time basis. This is because our exploration work will not last more than a few weeks and once completed these individuals will no longer be required to fulfill such functions.

Family Relationships

Our President, our Chief Financial /Secretary Treasurer and our other director are unrelated.

Involvement in Certain Legal Proceedings

To the knowledge of the Company, during the past five years, none of our directors or executive officers:

(1)
has filed a petition under the federal bankruptcy laws or any state insolvency law, nor had a receiver, fiscal agent or similar officer appointed by the court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filings;

(2)	was convicted in a criminal proceeding or named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

(3)
was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from or otherwise limiting, the following activities:

(i) acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, associated person of any of the foregoing, or as an investment advisor, underwriter, broker or dealer in securities, or as an affiliate person, director or employee of any investment company, or engaging in or continuing any conduct or practice in connection with such activity;
(ii) engaging in any type of business practice; or

(iii) engaging in any activities in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws;

(4)
was the subject of any order, judgment, or decree, not subsequently reversed, suspended, or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described above under this Item, or to be associated with persons engaged in any such activities;

(5)
was found by a court of competent jurisdiction in a civil action or by the SEC to have violated any federal or state securities law, and the judgment in such civil action or finding by the SEC has not been subsequently reversed, suspended, or vacated.

(6)
was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

General Philosophy

The Company’s Board of Directors is responsible for establishing and administering the Company’s executive and director compensation. Currently, in light of the Company’s cash position and anticipated expenses in the near future, neither of the officers nor directors of the Company are compensated.

Compensation Summary

The following table summarizes all compensation earned by or paid to our Chief Executive Officer (Principal Executive Officer) and other executive officer and director, during the period from inception to December 31, 2007.

Summary Compensation Table
                            Long Term Compensation
                Annual Compensation               Awards               Payouts
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)

Name and Principal position	Year ($)	Salary ($)	Bonus ($)	Other annual Comp. ($)	Restricted stock awards ($)	Options/ SAR (#)	LTIP payouts ($)	All other compensation ($)

Ajetta Pinheiro Principal Executive Officer, President and Director	2007	-0-	-0-	-0-	-0-	-0-	-0-	-0-

Monika Sagar Principal Financial Officer, Secretary Treasurer and Director	2007	-0-	-0-	-0-	-0-	-0-	-0-	-0-

Fidel B. Pernites, Director	2007	-0-	-0-	-0-	-0-	-0-	-0-	-0-

Compensation of Directors and Officers

We have no standard arrangement to compensate directors for their services in their capacity as directors. Directors are not paid for meetings attended. All travel and lodging expenses associated with corporate matters are reimbursed by us, if and when incurred.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as at December 31, 2007, the total number of shares owned beneficially by our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The shareholder listed below has direct ownership of his/her shares and possesses sole voting and dispositive power with respect to the shares.

Title or Class	Name and Address of Beneficial Owner (1)	Amount of Beneficial Ownership (2)	Percent of Class

Common Stock	Ajetta Pinheiro 2/41Trimurty Om Housing Society, Sion , Chunabhatti, Mumbai, 400022, India	1,250,000	47.98%

Common Stock	Monika Sagar H- 89 Sarojani Nagar, New Delhi, India 23	750,000	28.90%

Common Stock	Fidel B. Pernites	Nil	Nil

Common Stock	Directors and Officers as a Group (3 persons)	2,000,000	76.88%

(1)	Unless otherwise noted, the security ownership disclosed in this table is of record and beneficial.

(2)
Under Rule 13-d of the Exchange Act, shares not outstanding but subject to options, warrants, rights, conversion privileges pursuant to which such shares may be acquired in the next 60 days are deemed to be outstanding for the purpose of computing the percentage of outstanding shares owned by the person having such rights, but are not deemed outstanding for the purpose of computing the percentage for such other persons. None of our officers or directors has options, warrants, rights or conversion privileges outstanding.

Future Sales by Existing Shareholders

As of December 31, 2007 there are a total of 2,605,500 shares of our common stock issued and outstanding. Of these, all 2,605,500 shares, being 100% of our issued shares, are ‘restricted shares’ as defined in Rule 144 of the Securities Act of 1933. Under this prospectus, we are registering for resale 805,500 restricted shares, being 35% of our issued shares leaving shares being 65% of our shares, as ‘restricted shares’ under Rule 144:

Ajetta Pinheiro	1,125,000 shares
Monika Sagar	675,000 shares

Total restricted shares	1,800,000 shares

Under Rule 144, restricted shares may be resold, subject to volume restrictions and restrictions on the manner of sale, commencing one year after their acquisition.

Sona does not have any securities that are convertible into common stock. We have not registered any shares for sale by security holders under the Securities Act other than as disclosed in this prospectus.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

There have been no transactions, or proposed transactions, which have materially affected or will materially affect us in which any director, executive officer, or beneficial holder of more than 10% of the outstanding common stock, or any of their respective relatives, spouses, associates or affiliates has had or will have any direct or material indirect interest, except as follows:

On August 31, 2007 Sona issued to (i) our President, Principal Executive Officer and Director, Ajetta Pinheiro, 1,250,000 shares at the price of $0.001 per share for total consideration of $1,250; and (ii) our Principal Financial Officer, Secretary-Treasurer and a director, Monika Sagar, 750,000 shares at the price of $0.001 per share for total consideration of $750.

The shares issued to each of Ms. Pinheiro and Ms. Sagar were in consideration of their agreeing to take the initiative in developing and implementing the business plan of the Company, including, among other things, providing the initial seed capital to allow the Company to engage a professional geologist to assist in identifying a mineral prospect considered worthy of exploration, identifying investors and arranging for the initial private placement to enable the Company to implement its business plan.

SELLING SECURITY HOLDERS

None of our directors or officers will be engaged in any selling efforts on behalf of the selling security holders. None of the selling security holders is a registered broker-dealer or an affiliate of a broker-dealer.

The selling security holders have furnished all information with respect to share ownership. The shares being offered are being registered to permit resale of the shares and each selling security holder may offer all or part of the shares owned for resale from time to time. A selling security holder is under no obligation, however, to sell any shares immediately pursuant to this prospectus, nor are the selling security holders obligated to sell all or any portion of the shares at any time. Therefore, no assurance can be given by Sona as to the number of shares of common stock that will be sold pursuant to this prospectus or the number of shares that will be owned by the selling security holders upon termination of the offering.

None of the selling security holders named in this prospectus are residents of the United States. All reside in India. They are offering for sale a total of 805,500 shares of common stock of the Company.

The following table provides, as of the date of this prospectus, information regarding the beneficial ownership of our common stock held by each of the selling security holders, including:

●	The number of shares owned by each prior to this offering;
●	The total number of shares that are to be offered for each;
●	The total number of shares that will be owned by each upon completion ofthe offering assuming such security holder sell all of his or her shares registered herein; and
●	The percentage owned by each selling security holder upon completion of the offering.

To the best of our knowledge, the named parties in the table beneficially own and have sole voting and investment power over all shares or rights to their shares. We have based the percentage owned by each on our selling shareholders on the 2,605,500 shares of common stock outstanding as of the date of this prospectus. Of the 805,500 shares offered for sale (representing 31% of our issued shares), 200,000 (representing 7.7% of our issued shares) are offered by the Company’s two officers and directors.

Name of Beneficial owner	Shares beneficially owned prior to this offering	Maximum number of shares which may be sold	Shares beneficially owned after this offering
	Number Percentage		Number Percentage

Harwinder Singh	10,000	0.38%	10,000	Nil	Nil
Gul A. Bharwani	10,000	0.38%	10,000	Nil	Nil
Sarita Nelson	20,000	0.76%	20,000	Nil	Nil
Reginald John Pereira	2,500	0.10%	2,500	Nil	Nil
Chandanraj Jayraj	10,000	0.38%	10,000	Nil	Nil
Muthulaxmi Jayraj	15,000	0.57%	15,000	Nil	Nil
Gonsasavis Kentan	30,000	1.14%	30,000	Nil	Nil
Chetna Suri	10,000	0.38%	10,000	Nil	Nil
Shaibaj Shaikh	15,000	0.57%	15,000	Nil	Nil
Sameena Sultana	40,000	1.54%	40,000	Nil	Nil
Nina Tahilramani	30,000	1.14%	30,000	Nil	Nil
Satnam Singh Bains	15,000	0.57%	15,000	Nil	Nil
Aarti Vele	20,000	0.76%	20,000	Nil	Nil
Sarabjit Singh	7,500	0.29%	7,500	Nil	Nil
Balpreet Kaur	10,000	0.38%	10,000	Nil	Nil
Naresh Natha Solanki	40,000	1.54%	40,000	Nil	Nil
Yashavant Natha Solanki	2,500	0.10%	2,500	Nil	Nil
Parminder Singh	30,000	1.14%	30,000	Nil	Nil
Kamaljit Kaur Sarai	20,000	0.76%	20,000	Nil	Nil
Paramjit Kaur Rayatt	22,000	0.84%	22,000	Nil	Nil
Jagjit Singh	25,000	0.96%	25,000	Nil	Nil
Daljit Singh	15,000	0.57%	15,000	Nil	Nil
Kamaljit Kaur Rai	7,500	0.29%	7,500	Nil	Nil
Jyoti Naik	10,000	0.38%	10,000	Nil	Nil
Veerpal Kaur	2,500	0.10%	2,500	Nil	Nil
Sharma Mohanlal	5,000	0.18%	5,000	Nil	Nil
Samuel Salu	40,000	1.54%	40,000	Nil	Nil
Malkit Singh	2,000	0.08%	2,000	Nil	Nil
Balwinder Kaur	25,000	0.96%	25,000	Nil	Nil
Satpal Singh	30,000	1.14%	30,000	Nil	Nil
Gagandeep Singh Aroda	20,000	0.76%	20,000	Nil	Nil
Alpeshkumar Maisuriya	22,000	0.84%	22,000	Nil	Nil
Armarjit Singh	10,000	0.38%	10,000	Nil	Nil
Gaurav	15,000	0.57%	15,000	Nil	Nil
Vaidya Manoj Hemantkumar	7,500	0.29%	7,500	Nil	Nil
Shingara Singh	2,000	0.08%	2,000	Nil	Nil
Satwinder Singh Kunner	2,500	0.10%	2,500	Nil	Nil
Prem Kumar Manchanda	5,000	0.18%	5,000	Nil	Nil
Ajetta Pinheiro	1,250,000	47.98%	125,000	1,125,000	43.18%
Monika Sagar	750,000	28.90%	75,000	675,000	25.91%
	2,605,500	100%	805,500	1,800,000	69.09%

(1) These figures assume all shares offered by selling security holders are in fact sold.
(2) Ajetta Pinheiro is our President, Principal Executive Officer and a director.
(3) Monika Sagar is our Secretary Treasurer, Principal Financial Officer and a director.

 Except for Ajetta Pinheiro and Monika Sagar, whose relationship with Sona is detailed in the footnotes immediately above, none of the selling security holders has had a material relationship with Sona other than as a shareholder, nor ever been an officer or director of Sona.

PLAN OF DISTRIBUTION

The selling security holders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling security holder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. At of the date of this prospectus, our shares of common stock are not listed on any exchange or quoted on any inter-dealer quotation system. We intend to seek quotation of our common stock on the OTCBB. No assurance can be given that we will be successful of in having our common stock quoted on the OTCBB. Dispositions by the selling security holders may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The common stock may be sold by the selling security holders by one or more of the following methods, without limitation:

●	on the over-the-counter market;
●	on purchasers directly
●	in ordinary brokerage transactions in which the broker solicits purchasers; or commissions from a seller/or the purchaser of the shares for whom they may act as agent;
●
through underwriters, dealers and agents who may receive compensation in the form of underwriting discounts, concessions and commissions from a seller/or the purchaser of the shares for whom they may act as agent;

●
through the pledge of shares as security for any loan or obligation, including pledges to brokers or dealers who may from time to time effect distribution of the shares or other interest in the shares;

●	through purchases by a broker or dealer as principal and resale by other brokers or dealers for its own account pursuant to this prospectus;
●
through block trades in which the broker or dealer so engaged will attempt to sell the shares as agent or as riskless principal but may position and resell a portion of the block as principal to facilitate the transaction;

●	in any combination of one or more of these methods;
●	in a private transaction; or
●	in any other lawful manner.

Brokers or dealers may receive commissions or discounts from the selling security holders, if any of the broker-dealer acts as an agent for the selling security holders of said shares, from the selling security holders in the amount that may be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling security holders to sell a specified number of the shares of common stock at a stipulated price per share. In connection with such re-sales, the broker-dealer may pay to or receive from the purchasers of the shares, commissions as described above. Any broker or dealer participating in any distribution of the shares may be required to deliver a copy of this prospectus, including any prospectus supplement, to any individual who purchases any shares from or through such broker-dealer.

We have advised the selling security holders that while they are engaged in a distribution of the shares included in this prospectus they are required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended. With certain exceptions, Regulation M precludes the selling security holders, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered in this prospectus.

Selling security holders may also elect to sell their common shares in accordance with Rule 144 under the Securities Act of 1933, rather than pursuant to this prospectus. After the sale of the shares offered by this prospectus our two senior officer and directors, Ajetta Pinheiro and Monika Sagar, will hold directly an aggregate of 1,800,000 shares. The sale of these shares could have an adverse impact on the price of our shares or on any trading market that may develop.

We have not registered or qualified offers and sales of shares of common stock under the laws of any country, other than the United States. To comply with certain states’ securities laws, if applicable, the selling security holders will offer and sell their shares of common stock in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the selling security holders may not offer or sell shares of common stock unless we have registered or qualified such shares for sale in such states or we have complied with an available exemption from registration or qualification.

All expenses of this registration statement, expected to be $22,880 (see “Use of Proceeds” page 13), including but not limited to legal and accounting fees will, be paid by Sona. However, selling security holders will pay any selling costs or brokerage commissions incurred by each selling security holder relating to the sale of his/her shares.

DESCRIPTION OF SECURITIES

Our authorized capital consists of 250,000,000 shares of common stock, par value $0.001 per share, of which 2,605,500 shares are presently issued and outstanding.

The holders of our common stock are entitled to receive dividends as may be declared by our Board of Directors; are entitled to share ratably in all of our assets available for distribution upon winding up of the affairs our Company; and are entitled to one non-cumulative vote per share on all matters on which shareholders may vote at all Meetings of the shareholders.

The shareholders are not entitled to preference as to dividends or interest; preemptive rights to purchase in new issues of shares; preference upon liquidation; or any other special rights or preferences.

Non-Cumulative Voting.

The holders of our shares of common stock do not have cumulative voting rights, which means that the holders of more than 50% of such outstanding shares, voting for the election of Directors, can elect all of the Directors to be elected, if they so choose. In such event, the holders of the remaining shares will not be able to elect any of our Directors.

Dividend Policy

As of the date of this prospectus we have not paid any cash dividends to stockholders. The declaration of any future cash dividends will be at the discretion of the Board of Directors and will depend on our earnings, if any, capital requirements and financial position, general economic conditions and other pertinent conditions. It is our present intention not to pay any cash dividends in the near future.

                            LEGAL MATTERS

The validity of the shares of common stock offered by the selling security holders will be passed on by Conrad Conrad C. Lysiak, Esq., 601 West First Avenue, Suite 503, Spokane, Washington 99201.

                                EXPERTS

Our financial statements included in this prospectus have been audited by Madsen & Associates, CPA’s Inc. of # 3- 684 East Vine, Murray, Utah, 84107, as set forth in their report included elsewhere in this prospectus.

The geological report on the Sagar Claim dated May 1, 2007 titled "Summary of Exploration On The Sagar Property, Chennai, Tamil Nadu, India”, was authored by Hirendra Kapadia, Professional Geologist.

Conrad C. Lysiak, Esq., 601 West First Avenue, Suite 903, Spokane, Washington 99201 has acted as our legal counsel.

                            TRANSFER AGENT AND REGISTRAR

We have engaged the services of Action Stock Transfer Corporation, 7069 S. Highland Drive, Suite 300, Salt Lake City, UT., 84121 to act as transfer and registrar.

WHERE YOU CAN FIND MORE INFORMATION

Sona has filed with the Commission a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the common stock being offered hereby. This prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to Sona and the common stock offered hereby, reference is made to the registration statement, and such exhibits and schedules. A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission at 100 F Street N. E., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from such offices upon payment of the fees prescribed by the Commission. In addition, the registration statement may be accessed at the Commission’s web site. The address of the Commission’s web site is http://www.sec.gov.

Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference

Sona intends to file a registration statement to register its shares under the Securities Exchange Act of 1934. As a result, Sona will be subject to the informational requirements of the Securities Exchange Act of 1934, and in accordance therewith files reports, or information statements and other information with the Securities and Exchange Commission.

FINANCIAL STATEMENTS

We will provide audited financial statements to our stockholders on an annual basis; Independent Accountants will audit the financial statements. Our fiscal year end is September 30.

Our unaudited financial statements for the three month period ended December 31, 2007 are immediately below; followed by our audited financial statements for the period from inception to September 30, 2007:

SONA RESOURCES, INC.
(A Pre-exploration Stage Company)
BALANCE SHEETS

(Unaudited - Prepared by Management)

	Dec. 31, 2007	Sept. 30, 2007

ASSETS

CURRENT ASSETS

Cash	$ 10,343	$ 25,404

Total Current Assets	$ 10,343	$ 25,404

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY

CURRENT LIABILITIES

Accounts payable	$ 2,935	$ 3,885
Accounts payable - related parties	5,993	5,794

Total Current Liabilities	8,928	9,679

STOCKHOLDERS’ DEFICIENCY

Common stock
250,000,000 shares authorized, at $0.001 par value;
2,605,500 shares issued and outstanding (2,605,000 - September 30, 2007)	2,606	2,606
Capital in excess of par value	36,170	32,270
Deficit accumulated during the pre-exploration stage	(37,361)	(19,151)

Total Stockholders’ Deficiency	1,415	15,725

	$ 10,343	$ 25,404

The accompanying notes are an integral part of these unaudited financial statements.

SONA RESOURCES, INC.
(A Pre-exploration Stage Company)
STATEMENT OF OPERATIONS
For three months ended December 31, 2007 and for the period from January 18, 2007 (date of inception) to December 31, 2007

(Unaudited - Prepared by Management)

	Three months ended December 31, 2007	From January 18, 2007 (dated of inception) to December 31, 2007

REVENUES	$ -	$ -

EXPENSES
Accounting and auditing	1,550	5,375
Bank charges and interest	31	172
Consulting	5,000	10,000
Exploration and staking	5,000	10,000
Filing fees	30	30
Incorporation costs	-	720
Legal	2,500	4,276
Management fees	3,000	5,000
Office	199	288
Rent	600	1,000
Telephone	300	500

NET LOSS FROM OPERATIONS	$(18,210)	$ (37,361)

NET LOSS PER COMMON SHARE

Basic and diluted	$ (0.00)

AVERAGE OUTSTANDING SHARES

Basic	2,605,500

The accompanying notes are an integral part of these unaudited financial statements.

SONA RESOURCES, INC.
(A Pre-exploration Stage Company)
STATEMENT OF CASH FLOWS

For the three months ended December 31, 2007 and for the period from January 18, 2007 (date of inception) to December 31, 2007

(Unaudited - Prepared by Management)

	Three months ended December 31, 2007	From January 18, 2007 (date of inception) to December 31, 2007

CASH FLOWS FROM OPERATING ACTIVITIES:

Net loss	$ (18,210)	$ (37,361)

Adjustments to reconcile net loss to net cash provided by operating activities:

Capital contributions - expenses	3,900	6,500
Changes in accounts payable	(950)	2,935

Net Cash Provided (Used) in Operations	(15,260)	(27,926)

CASH FLOWS FROM INVESTING ACTIVITIES:

Proceeds from loan from related party	199	5,993

CASH FLOWS FROM FINANCING ACTIVITIES

Proceeds from issuance of common stock	-	32,276

Net (Decrease) Increase in Cash	(15,061)	10,343

Cash at Beginning of Period	25,404	-

CASH AT END OF PERIOD	$ 10,343	$ 10,343

The accompanying notes are an integral part of these unaudited financial statements

SONA RESOURCES, INC.
(A Pre-exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
December 31, 2007

(Unaudited - Prepared by Management)

1. ORGANIZATION

The Company, Sona Resources, Inc., was incorporated under the laws of the State of Nevada on January 18, 2007 with the authorized capital stock of 250,000,000 shares at $0.001 par value.

The Company was organized for the purpose of acquiring and developing mineral properties. At the report date mineral claims, with unknown reserves, had been acquired. The Company has not established the existence of a commercially minable ore deposit and therefore has not reached the development stage and is considered to be in the pre-exploration stage.

The Company has elected September 30th as its fiscal year.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounting Methods

The Company recognizes income and expenses based on the accrual method of accounting.

Dividend Policy

The Company has not yet adopted a policy regarding payment of dividends.

Basic and Diluted Net Income (loss) Per Share

Basic net income (loss) per share amounts are computed based on the weighted average number of shares actually outstanding. Diluted net income (loss) per share amounts are computed using the weighted average number of common and common equivalent shares outstanding as if shares had been issued on the exercise of the common share rights unless the exercise becomes antidulutive and then only the basic per share amounts are shown in the report.

Evaluation of Long-Lived Assets

The Company periodically reviews its long term assets and makes adjustments, if the carrying value exceeds fair value.

SONA RESOURCES, INC.
(A Pre-exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
December 31, 2007

(Unaudited - Prepared by Management)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Income Taxes

The Company utilizes the liability method of accounting for income taxes. Under the liability method deferred tax assets and liabilities are determined based on differences between financial reporting and the tax bases of the assets and liabilities and are measured using the enacted tax rates and laws that will be in effect, when the differences are expected to be reversed. An allowance against deferred tax assets is recorded, when it is more likely than not, that such tax benefits will not be realized.

On December 31, 2007 the Company had a net operating loss carry forward of $37,361 for income tax purposes. The tax benefit of approximately $11,200 from the loss carry forward has been fully offset by a valuation reserve because the future tax benefit is undeterminable since the Company is unable to establish a predictable projection of operating profits for future years. Losses will expire on 2027.

Foreign Currency Translations

Part of the transactions of the Company were completed in Canadian dollars and have been translated to US dollars as incurred, at the exchange rate in effect at the time, and therefore, no gain or loss from the translation is recognized. The functional currency is considered to be US dollars.

Revenue Recognition

Revenue is recognized on the sale and delivery of a product or the completion of a service provided.

Advertising and Market Development

The company expenses advertising and market development costs as incurred.

Financial Instruments

The carrying amounts of financial instruments are considered by management to be their fair value to their short term maturities.

SONA RESOURCES, INC.
(A Pre-exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
December 31, 2007

(Unaudited - Prepared by Management)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued
Estimates and Assumptions

Management uses estimates and assumptions in preparing financial statements in accordance with general accepted accounting principles. Those estimates and assumptions affect the reported amounts of the assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that were assumed in preparing these financial statements.
Statement of Cash Flows

For the purposes of the statement of cash flows, the Company considers all highly liquid investments with a maturity of three months or less to be cash equivalents.

Unproven Mining Claim Costs

Cost of acquisition, exploration, carrying and retaining unproven properties are expensed as incurred.

Environmental Requirements

At the report date environmental requirements related to the mineral claim acquired are unknown and therefore any estimate of any future cost cannot be made.

Recent Accounting Pronouncements

The Company does not expect that the adoption of other recent accounting pronouncements will have a material impact on its financial statements.

3. AQUISITION OF MINERAL CLAIM

On April 9, 2007, the Company acquired the Sagar Gold Claim located in the Republic of India from Govind Resources Inc., an unrelated company, for the consideration of $5,000. The Sagar Gold Claim is located in Vandavasi, Tamil Nadu in India. Under India’s law, the claim remains in good standing as long as the Company has an interest in it. There are no annual maintenance fees or minimum exploration work required on the Claim.

SONA RESOURCES, INC.
(A Pre-exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
December 31, 2007

(Unaudited - Prepared by Management)
4. SIGNIFICANT TRANSACTIONS WITH RELATED PARTY

Officers-directors and their families have acquired 77% of the common stock issued and have made no interest, demand loans to the Company of $5,993 and have made contributions to capital of $6,500 in the form of expenses paid for the Company.

5. CAPITAL STOCK

On August 31, 2007, Company completed a private placement consisting of 2,000,000 common shares sold to directors and officers at a price of $0.001 per share for a total consideration of $2,000. On September 30, 2007, the Company completed a private placement of 605,500 common shares at $0.05 per share for a total consideration of $30,276.

MADSEN & ASSOCIATES CPA’s INC.	684 East Vine Street, #3
Certified Public Accountants and Business Consultants	Murray, Utah, 84107
Telephone 801-268-2632
Fax 801-262-3978

Board of Directors
Sona Resources, Inc.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying balance sheet of Sona Resources, Inc.. (pre-exploration stage company) at September 30, 2007, and the related statement of operations, changes in stockholders' equity, and cash flows for the period from January 18, 2007 (date of inception) to September 30, 2007. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosure in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sona Resources, Inc. at September 30, 2007, and the results of operations and cash flows for the period from January 18, 2007 (date of inception) to September 30, 2007, in conformity with generally accepted accounting principles.

Murray, Utah      MADSEN & ASSOCIATES, CPA’s INC.
November 12, 2007.

SONA RESOURCES, INC.
(A Pre-exploration Stage Company)
BALANCE SHEET
September 30, 2007

ASSETS

CURRENT ASSETS

Cash	$ 25,404

Total Current Assets	$ 25,404

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES

Accounts payable	$ 3,885
Accounts payable - related parties	5,794

Total Current Liabilities	9,679

STOCKHOLDERS’ EQUITY

Common stock
250,000,000 shares authorized, at $0.001 par value;
2,605,500 shares issued and outstanding	2,606
Capital in excess of par value	32,270
Deficit accumulated during the pre-exploration stage	(19,151)

Total Stockholders’ Equity	15,725

$ 25,404

The accompanying notes are an integral part of these financial statements.

SONA RESOURCES, INC.
(A Pre-exploration Stage Company)
STATEMENT OF OPERATIONS
For the period from January 18, 2007 (date of inception) to September 30, 2007

REVENUES	$ -

EXPENSES

Acquisition, staking and geological report	5,000
Administrative	14,151

NET LOSS FROM OPERATIONS	$(19,151)

NET LOSS PER COMMON SHARE

Basic and diluted	$ (0.01)

AVERAGE OUTSTANDING SHARES

Basic	2,002,679

The accompanying notes are an integral part of these financial statements.

SONA RESOURCES, INC.
(Pre-Exploration Stage Company)
STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
Period  January 18, 2007 (date of inception) to September 30, 2007

	Common Shares	Stock Amount	Capital in Excess of Par Value	Accumulated Deficit

Balance January 18, 2007	-	$ -	$ -	$ -

Issuance of common shares for cash at $.001 - August 31, 2007	2,000,000	2,000	-	-

Issuance of common shares for cash at $.05 - September 30, 2007	605,500	606	29,670

Net operating loss for the period January 18, 2007 ( date of Inception) to September 30, 2007	-	-	-	(19,151)

Capital contributions - expenses	-	-	2,600	-

Balance as at September 30, 2007	2,605,500	$ 2,606	$ 32,270	$ (19,151)

The accompanying notes are an integral part of these financial statements

SONA RESOURCES, INC.
(A Pre-exploration Stage Company)
STATEMENT OF CASH FLOWS

For the period from January 18, 2007 (date of inception) to September 30, 2007

CASH FLOWS FROM OPERATING ACTIVITIES:

Net loss	$(19,151)

Adjustments to reconcile net loss to net cash provided by operating activities:

Capital contributions - expenses	2,600
Changes in accounts payable	3,885

Net Cash Provided (Used) in Operations	(12,666)

CASH FLOWS FROM INVESTING ACTIVITIES:	-

CASH FLOWS FROM FINANCING ACTIVITIES

Proceeds from loan from related party	5,794
Proceeds from issuance of common stock	32,276
38,070

Net Increase in Cash	25,404

Cash at Beginning of Period	-

CASH AT END OF PERIOD	$ 25.404

The accompanying notes are an integral part of these financial statements

SONA RESOURCES, INC.
(A Pre-exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
September 30, 2007

1. ORGANIZATION

The Company, Sona Resources, Inc., was incorporated under the laws of the State of Nevada on January 18, 2007 with the authorized capital stock of 250,000,000 shares at $0.001 par value.

The Company was organized for the purpose of acquiring and developing mineral properties. At the report date mineral claims, with unknown reserves, had been acquired. The Company has not established the existence of a commercially minable ore deposit and therefore has not reached the development stage and is considered to be in the pre-exploration stage.

The Company has elected September 30th as its fiscal year.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounting Methods

The Company recognizes income and expenses based on the accrual method of accounting.

Dividend Policy

The Company has not yet adopted a policy regarding payment of dividends.

Basic and Diluted Net Income (loss) Per Share

Basic net income (loss) per share amounts are computed based on the weighted average number of shares actually outstanding. Diluted net income (loss) per share amounts are computed using the weighted average number of common and common equivalent shares outstanding as if shares had been issued on the exercise of the common share rights unless the exercise becomes antidulutive and then only the basic per share amounts are shown in the report.

Evaluation of Long-Lived Assets

The Company periodically reviews its long term assets and makes adjustments, if the carrying value exceeds fair value.

Income Taxes

The Company utilizes the liability method of accounting for income taxes. Under the liability method deferred tax assets and liabilities are determined based on differences between financial reporting and the tax bases of the assets and liabilities and are measured using the enacted tax rates and laws that will be in effect, when the differences are expected to be reversed. An allowance against deferred tax assets is recorded, when it is more likely than not, that such tax benefits will not be realized.

SONA RESOURCES, INC.
(A Pre-exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
September 30, 2007

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Income Taxes - continued

On September 30, 2007 the Company had a net operating loss carry forward of $19,151 for income tax purposes. The tax benefit of approximately $5,700 from the loss carry forward has been fully offset by a valuation reserve because the future tax benefit is undeterminable since the Company is unable to establish a predictable projection of operating profits for future years. Losses will expire on 2027.

Foreign Currency Translations

Part of the transactions of the Company were completed in Canadian dollars and have been translated to US dollars as incurred, at the exchange rate in effect at the time, and therefore, no gain or loss from the translation is recognized. The functional currency is considered to be US dollars.

Revenue Recognition

Revenue is recognized on the sale and delivery of a product or the completion of a service provided.

Advertising and Market Development

The company expenses advertising and market development costs as incurred.

Financial Instruments

The carrying amounts of financial instruments are considered by management to be their fair value to their short term maturities.

Estimates and Assumptions

Management uses estimates and assumptions in preparing financial statements in accordance with general accepted accounting principles. Those estimates and assumptions affect the reported amounts of the assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that were assumed in preparing these financial statements.

Statement of Cash Flows

For the purposes of the statement of cash flows, the Company considers all highly liquid investments with a maturity of three months or less to be cash equivalents.

Unproven Mining Claim Costs

Cost of acquisition, exploration, carrying and retaining unproven properties are expensed as incurred.

SONA RESOURCES, INC.
(A Pre-exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
September 30, 2007

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Environmental Requirements

At the report date environmental requirements related to the mineral claim acquired are unknown and therefore any estimate of any future cost cannot be made.

Recent Accounting Pronouncements

The Company does not expect that the adoption of other recent accounting pronouncements will have a material impact on its financial statements.

3. AQUISITION OF MINERAL CLAIM

On April 9, 2007, the Company acquired the Sagar Gold Claim located in the Republic of India from Govind Resources Inc., an unrelated company, for the consideration of $5,000. The Sagar Gold Claim is located in Vandavasi, Tamil Nadu in India. Under India’s law, the claim remains in good standing as long as the Company has an interest in it. There are no annual maintenance fees or minimum exploration work required on the Claim.

4. SIGNIFICANT TRANSACTIONS WITH RELATED PARTY

Officers-directors and their families have acquired 77% of the common stock issued and have made no interest, demand loans to the Company of $5,794.

5. CAPITAL STOCK

On August 31, 2007, Company completed a private placement consisting of 2,000,000 common shares sold to directors and officers at a price of $0.001 per share for a total consideration of $2,000. On September 30, 2007, the Company completed a private placement of 605,500 common shares at $0.05 per share for a total consideration of $30,276.

Part II Information Not Required in Prospectus

Item 24. Indemnification of Directors and Officers

Under the Nevada General Corporation Law and our Amended and Restated Articles of Incorporation, our directors will have no personal liability to us or our stockholders for damages incurred as the result of the breach or alleged breach of fiduciary duty as a director of the Company involving any act or omission of any such director. This provision does not apply to the directors' (i) acts or omissions that involve intentional misconduct, fraud or knowing violation of law, or (ii) approval of an unlawful dividend, distribution, stock repurchase or redemption under Section 78.300 of the Nevada Revised Statutes. This provision would generally absolve directors of personal liability for negligence in the performance of duties, including gross negligence.

The effect of this provision in our Amended and Restated Articles of Incorporation, is to eliminate the rights of our Company and our stockholders (through stockholder's derivative suits on behalf of our Company) to recover damages against a director for breach of his fiduciary duties as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) and (ii) above. This provision does not limit nor eliminate the rights of our Company or any stockholder to seek relief such as an injunction or rescission in the event of a breach of a director's fiduciary duties. The Nevada General Corporation Law grants corporations the right to indemnify their directors, officers, employees and agents in accordance with applicable law. In addition, our Amended and Restated Bylaws authorizes the Company to indemnify directors and officers of the Company in cases where such officer or director acted in good faith and in a manner reasonably believed to be in the best interest of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Item 25. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. No expenses will be borne by the selling security holders. All of the amounts shown are estimates, except for the SEC registration fee.

SEC registration fee	$ 5
Accounting fees and expenses	3,825
Legal and consulting fees	17,500

Total	$21,330

Item 26. Recent Sales of Unregistered Securities.

During the first past three years, we have sold and issued the following securities without registering the securities under the Securities Act.

(a) On August 31, 2007 we completed a private placement pursuant to Regulation S of the Securities Act of 1933, 2,000,000 shares of common stock sold to our two officers and directors at the price of $0.001 per share to raise $2,000. No underwriter was engaged and we paid no commission.

(b) On September 30, 2007 we completed a further private placement pursuant to Regulation S of the Securities Act of 1933, whereby 605,500 common shares were sold at the price of $0.05 per share to raise $30,276. No underwriter was engaged and we paid no commission.

Item 27.   Exhibits

The following Exhibits are filed as part of this Registration Statement, pursuant to Item 601 of Regulation S-B.

Exhibit No.	Description

3.1	Certificate of Incorporation

3.2	Articles of Incorporation

3.3	Certificate of Correction

3.4	Bylaws

4	Specimen Stock Certificate

5	Opinion re. Legality, Conrad C. Lysiak, P.S.

10	Transfer Agent and Registrar Agreement
11	Statement re: Computation of Per Share Earnings

14	Code of Ethics

23.1 23.2 23.3	Consent of Madsen & Associates, CPA’s Inc. Consent of Legal Counsel - Conrad C. Lysiak, P.S. Consent of Hirendra Kapadia, Professional Geologist.

99	Audit Committee Charter

Item 28. Undertakings

Sona hereby undertakes:

(a)

(1)	File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by section 10 (a) (3) of the Securities Act of 1933;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement, and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the U.S. Securities and Exchange Commission pursuant to Rule 424 (b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) Include any additional or changed material information on the plan of distribution.

(2)
For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be initial bona fide offering.

(3)	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)  Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

(ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv)  Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

(e)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officers or controlling person of the small business issuer in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(g)
For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) (§ 230.424(b) of this chapter) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§ 230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

                    SIGNATURES

In accordance with the requirements of the Securities Act of 1933, Sona certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form SB-2 and authorized this registration to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mumbai , India, on January 29, 2008.

                        SONA RESOURCES INC.

                    AJETTA PINHEIRO
                Ajetta Pinheiro
            (Principal Executive Officer)
               President, and Director

Power of Attorney

The undersigned constitute and appoint Ajetta Pinheiro their true and lawful attorney-in-fact and agent with full power of substitution, for her and in her name, place, and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Form SB-2 registration statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the U.S. Securities and Exchange Commission, granting such attorney-in-fact the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as she might or could do in person, hereby ratifying and confirming all that such attorney-in-fact may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Date: January 29, 2008.

AJETTA PINHEIRO
Ajetta Pinheiro
(Principal Executive Officer)
President and Director

MONIKA SAGAR
Monika Sagar
(Principal Financial and Accounting Officer)
Chief Financial Officer, Secretary Treasurer and Director